EXHIBIT 10.9

Helsinki March 5th, 2001                Confidential

Hadwaco
A Hackman Company

Ocean Power Corporation
El Dorado Hills
CA 95762
5000 Robert J.Matthews Pkwy

cc:
Ocean Power UK Limited
400 Thames Valley Park Drive
Reading,England,RG6 PT

Dear Gentlemen

We refer to our many discussions and confirm Hadwaco's and Hackman's interest to go ahead with the plans to establish Newco based on an ownership structure between Ocean Power Corporation ("OPC") and Hadwaco/Hackman. We are waiting for your detailed proposal within the next days.

Last week we discussed with each others about drawings etc and we promised to send you material as soon as possible. However we have come to the following conclusions covering Aquamax-Hadwaco cooperation:

The basical patents -owned by Aquarnax-Keeran - do cover evaporators where one is using a thin ( less than 0.1 mm) plastic material. An essential component is the plastic heat exchanger. The cartridges are fed through a main channel and liquid is distributed in parallel. This is the main content of patents that Hadwaco - after meeting big troubles of non-working Aquamax technology - has never found out a way to go around since the troubles with Aquamax-Keeran started.

The whole process is described below.

1. The first step after making a license agreement with Aquamax 1993 was that we got drawings and design information to produce a model 300 evaporator. Cartridges and heat exchangers at this phase - are made by Aquamax themselves. The cartridge type was so called honeycomb. After the first delivery it came out that the whole set was not at all working and that the cartridge design was wrong causing tearing and holes after a few days running.

2.The second step was that Hadwaco started to design a cascade type of cartridge without Aquamax being interested. This was made 100% by Hadwaco and all the film materials were totally changed. This happened 1994-1995. In the beginning the production of cartridges was made by Aquamax. During spring 1995 the production was taken to our factory in Sorsakoski at the same time when several improvements were made with cascade type that was not yet finished.

3. The next step was bubble film cartridge made 100 % by ourselves and utilizing totally different form of outside surface, totally different welding technology and avoiding wrinkling, tearing and holes almost totally. This project is now that far that we can get 20-25 % higher capacity, much longer life time and we manage higher running temperatures. The possible start of deliveries for bubble cartridge will be August-October 2001.

The whole story- unfortunately is still based less than 0.1 mm plastic material and plastic heat exchanger that is fed through the train channel as described above.

So the case is that we have now another technology and product but the train specifications at the original patents seem to cover it (?)None of the original material can be used any more and we only follow the basic process including MVR and evaporator.

The technical part of this very complicated and we propose that some of your patent specialists should visit us during week beginning 5th March and to have a systematical analysis of the case. Drawings alone will not help. All our specialists are here and all the documents as well.

We are writing this under confidential circumstances in order to reach a stage where we together can turn this business to a great success. So our idea is that we have to carry on with circumstances where the basic patents are hill valid but a legal process will first show what are the realistic compensations for a networking technology that we have developed to a working one.

The agreement between Hadwaco and Aquamax is according to clause 11 of that agreement valid until 31.12.2004 and shall continue automatically in periods of one year unless not terminated by Hadwaco with six months prior written notice. Hadwaco is also this only company in the world producing these type of plastic heat exchangers and we have no agreement or obligation to sell any of our cartridges to Aquamax or Keeran.

Amendment to part B of the Lo1 dated November 2000
--------------------------------------------------

Without limiting the provisions of part B of the Letter of Intent dated 29 November 2000 and signed on a December 2000 (the "LOT"), we require that OPC use the information contained in this letter - and other confidential information disclosed by us later during the next visit and during continued discussions and negotiations - to cooperate with us and shall not use any such confidential information accept as provided in this paragraph and in accordance with Part B of the LOT. We further require that the results of any patent investigation conducted by or on behalf of OPC involving our patents and/or our technical information' shall be shared with us without any delay but we acknowledge that there shall be no obligation for OPC to provide us with such results to the agent that this would entail a waiver or loss of the privilege that exists between Ocean Power Corporation and its lawyers. We are waiting for a duly signed confirmation from OPC that OPC agrees to the amendment to Part B of the Lol act out in this paragraph.

We look forward hearing from you very soon.

Yours sincerely

Hadwaco Ltd Oy                              Hackman Oyj Abp

Date 7-3-2001                               Date  8-3-2001


By: Juhani Kujala                           By: Tapio Hintikka
----------------------------                -----------------------
    Juhani Kujala, President                    Tapio Hintikka, CEO
    Hadwaco Ltd Oy                              Hackman Oyj Abp

The above amendment to part B of the hol dated,2R November 2400 is hereby confirmed

Ocean Power Corporation

Date: 6 March 2001

By: /s/ Philip M. Johnson
-------------------------
        Philip M. Johnson, Vice President
        Ocean Power Corporation